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                                   EXHIBIT 11

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                                      Three Months Ended
                                                           October 31
                                                       1997         1996
                                                     ----------  ----------

Primary:
  Average shares outstanding                         3,656,258    3,545,147

Net effect of dilutive common stock
 equivalents - based on treasury
 stock method                                              ---          ---
                                                    ----------   ----------

Total weighted average number of common
 and common equivalent shares outstanding            3,656,258    3,545,147
                                                    ==========   ==========

Net income (loss)                                   $ (506,432)  $  267,994
                                                    ==========   ==========

Per share amount                                    $    (0.14)  $     0.08
                                                    ==========   ==========